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                                                                     EXHIBIT 5.1

                                  Law Offices

                        MITCHELL SILBERBERG & KNUPP LLP
               A Partnership Including Professional Corporations

                                 TRIDENT CENTER
                          11377 WEST OLYMPIC BOULEVARD        File No: 27518-27
                       LOS ANGELES, CALIFORNIA 90064-1683

                                 (310) 312-2000
                              FAX: (310) 312-3100


                                February 8, 1999

VIA EDGAR
---------

Securities and Exchange
450 5th Street, N.W.
Judiciary Plaza
Washington, DC 20549

WFS Financial Inc
23 Pasteur Road
Irvine, California 92618

     Re:  WFS Financial 1999-A Owner Trust
          Registration Statement on Form S-3, File Number 333-64065
          ---------------------------------------------------------

Dear Ladies and Gentlemen:

     We are counsel for WFS Financial Auto Loans, Inc. (the "Company") in connection with the proposed offering of $1,000,000,000 principal amount of Auto Receivable Backed Securities consisting of four classes of Notes and one class of Certificates (the Notes and Certificates together, the "Securities") as identified in the above referenced Registration Statement to be issued by the WFS Financial 1999-A Owner Trust (the "Trust") originated by the Company. The Notes are obligations of the Trust secured by the assets of the Trust and the Certificates represent undivided interests in the assets of the Trust. The Notes are to be issued pursuant to an indenture between the Trust and Bankers Trust Company as the Trustee (the "Indenture"). The Certificates are to be issued pursuant to a trust agreement (the "Agreement") among the Company, WFS Investments, Inc., Financial Security Assurance Inc. and Chase Manhattan Bank Delaware, as Owner Trustee. The Securities are to be registered for sale pursuant to the accompanying From S-3 Registration Statement.

     In our capacity as counsel for the Company and for purposes of this opinion, we have made those examination and investigations of the legal and factual matters we deemed advisable, and have examined the originals, or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments which we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation, upon certificates
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Securities and Exchange
WFS Financial Inc
February 8, 1999
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provided by public officials and officers of the Company as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.

     Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

     The Notes, when executed and authenticated as specified in the Indenture and delivered to and paid for by Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Credit Suisse First Boston and NationsBanc Montgomery Securities LLC (together, the "Underwriters") pursuant to the underwriting agreement among the Underwriters, the Company and WFS Financial Inc (the "Underwriting Agreement"), will constitute legal, valid and binding obligations of the Trust, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws, provisions or principles now or hereafter in effect affecting the enforcement of creditors' rights generally and except that no opinion is expressed as to the availability of remedies of specific performance, injunction or other forms of equitable relief, all of which may be subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any such proceeding may be brought.

     The Certificates have been duly authorized, and when executed and authenticated as specified in the Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be legally issued, fully paid and non-assessable, and will be binding obligations of the Trust and entitled to the benefits of the Agreement.

     We consent to the filing of this opinions with, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.


                               Very truly yours,


                      /s/ MITCHELL SILBERBERG & KNUPP LLP


                         Mitchell Silberberg & Knupp LLP